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                                                                  EXHIBIT 13.(b)



                               PURCHASE AGREEMENT


                 LIQUIDITY FUND FOR THRIFTS, INC. (the "Fund"), an open-end diversified management investment company, and the undersigned depository institution ("Purchaser"), intending to be legally bound, hereby agree as follows:

                 1. In order to provide the Mortgage Securities Performance Portfolio with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 20,000 shares of Common Stock of the Mortgage Securities Performance Portfolio at a price of $10.00 per share (the "Shares"). The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $200,000 in full payment for the Shares.

                 2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, that Purchaser has no present intention to redeem or dispose of any of the Shares, and that Purchaser is a "depository institution" as defined in Regulation D of the Board of Governors of the Federal Reserve System and may purchase any of the Portfolio's Eligible Investments without limitation as to percentage of assets.

                 IN WITNESS WHEREOF, the parties have executed this agreement as of the 2nd day of November, 1983.


                                                LIQUIDITY FUND FOR THRIFTS, INC.


                                                By
                                                  -----------------------------
                                                  Donald R. Maag, President


                                                [Name of Institution]


                                                By
                                                  -----------------------------
                                                  Name:
                                                  Title: